MAA

EARNINGS RELEASE

Supplemental Data | Third Quarter 2018

www.maac.com

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations (Unaudited)	8
Share and Unit Data	9
Consolidated Balance Sheets (Unaudited)	10
Reconciliation of Non-GAAP Financial Measures	11
Non-GAAP Financial Measures	14
Other Key Definitions	15
Portfolio Statistics	S-1
Components of Net Operating Income/Components of Same Store Property Operating Expenses	S-3
NOI Contribution Percentage by Market	S-4
Multifamily Same Store Comparisons	S-5
Multifamily Development Pipeline/Multifamily Redevelopment Pipeline/Multifamily Lease-up Communities/2018 Acquisition Activity & Disposition Activity (Through September 30, 2018)	S-8
Investments in Unconsolidated Real Estate Entities	S-9
Debt and Debt Covenants as of September 30, 2018	S-10
2018 Guidance/Reconciliation of Net Income per Diluted Common Share Guidance to FFO and AFFO per Share Guidance	S-12
Credit Ratings/Common Stock/Investor Relations Data	S-13

OVERVIEW

MAA REPORTS THIRD QUARTER RESULTS
GERMANTOWN, TN, October 31, 2018 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA (NYSE: MAA), today announced operating results for the quarter ended September 30, 2018.

Net Income Available for Common Shareholders
For the quarter ended September 30, 2018, net income available for MAA common shareholders was $51.9 million, or $0.46 per diluted common share, compared to $113.8 million, or $1.00 per diluted common share, for the quarter ended September 30, 2017. Results for the quarter ended September 30, 2018 included $0.9 million, or $0.01 per diluted common share, of gains related to the sale of real estate assets and $0.4 million of non-cash expense related to the embedded derivative in the preferred shares issued in the merger with Post Properties Inc., or Post Properties. Results for the quarter ended September 30, 2017 included $58.8 million, or $0.52 per diluted common share, of gains related to the sale of real estate assets and $4.1 million, or $0.04 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares issued in the merger with Post Properties.

For the nine months ended September 30, 2018, net income available for MAA common shareholders was $158.9 million, or $1.40 per diluted common share, compared to $202.2 million, or $1.78 per diluted common share, for the nine months ended September 30, 2017. Results for the nine months ended September 30, 2018 included $4.4 million, or $0.04 per diluted common share, of income related to the settlement of a historical Post Properties executive life insurance policy claim, $3.8 million, or $0.03 per diluted common share, of gains related to the sale of real estate assets and $0.3 million of non-cash expense related to the embedded derivative in the preferred shares issued in the merger with Post Properties. Results for the nine months ended September 30, 2017 included $59.1 million, or $0.52 per diluted common share, of gains related to the sale of real estate assets and $5.8 million, or $0.05 per diluted common share, of non-cash income related to the embedded derivative in the preferred shares issued in the merger with Post Properties.

Funds from Operations (FFO)
For the quarter ended September 30, 2018, FFO was $177.2 million, or $1.50 per diluted common share and unit, or per Share, compared to $176.2 million, or $1.50 per Share, for the quarter ended September 30, 2017. Results for the quarter ended September 30, 2018 included $0.4 million of non-cash expense related to the embedded derivative in the preferred shares issued in the merger with Post Properties. Results for the quarter ended September 30, 2017 included $4.1 million, or $0.04 per Share, of non-cash income related to the embedded derivative in the preferred shares issued in the merger with Post Properties.

For the nine months ended September 30, 2018, FFO was $529.7 million, or $4.49 per Share, compared to $522.4 million, or $4.43 per Share, for the nine months ended September 30, 2017. Results for the nine months ended September 30, 2018 included $4.4 million, or $0.04 per Share, of income related to the settlement of a historical Post Properties executive life insurance policy claim and $0.3 million of non-cash expense related to the embedded derivative in the preferred shares issued in the merger with Post Properties. Results for the nine months ended September 30, 2017 included $5.8 million, or $0.05 per Share, of non-cash income related to the embedded derivative in the preferred shares issued in the merger with Post Properties.

A reconciliation of FFO to net income available for MAA common shareholders, and an expanded discussion of the components of FFO, can be found later in this release.

Eric Bolton, Chairman and Chief Executive Officer, said, “We continue to capture solid demand for apartment housing across our portfolio.  Despite elevated levels of new supply in a number of markets, rent growth trends continue to improve. Integration efforts associated with our merger with Post Properties are now largely complete, and we look forward to fully capturing the previously identified opportunities.  Our balance sheet is strong with solid coverage ratios and significant capacity for executing on new opportunities as we work through the current supply cycle.”

Highlights

•
Property revenues from the Same Store Portfolio increased 2.0% during the third quarter of 2018 as compared to the same period in the prior year, the strongest performance over the past four quarters. Results were driven by a 2.1% growth in Average Effective Rent per Unit, which was a 40 basis point improvement from the performance in the second quarter, and continued strong Average Physical Occupancy of 96.0%.

•
Property operating expenses for the Same Store Portfolio increased 2.3% during the third quarter of 2018 as compared to the same period in the prior year, driven primarily by a 5.9% increase in real estate property taxes. Net Operating Income, or NOI, from the Same Store Portfolio increased by 1.9% during the third quarter of 2018 as compared to the same period in the prior year.

•
Blended lease over lease pricing growth for the third quarter of 2018 (an average of all new leases and renewals that went into effect during the quarter) for the Same Store Portfolio was a solid 3.1%, an improvement over the 2.5% performance in the same quarter of the prior year.

•
Strong demand for apartment housing continues to support low resident turnover as resident move outs for the Same Store Portfolio for the third quarter of 2018 remained at a historic low of 49.2% on a rolling twelve month basis.

•
During the third quarter of 2018, MAA completed development of one new apartment community, Post Centennial Park located in Atlanta, Georgia, and started development of a 79-unit phase II expansion at Sync 36, located in Denver, Colorado. As of the end of the third quarter, MAA had four development projects under construction, which included 717 units, with a total projected cost of $148.0 million and an estimated $102.3 million remaining to be funded as of September 30, 2018.

•
In addition, as of the end of the third quarter of 2018, MAA had five properties in their initial lease-up, including Post Centennial Park. At quarter-end, average physical occupancy for this lease-up portfolio was 66.9%. These properties are expected to stabilize and become fully productive over the coming year.

•	During the nine months ended September 30, 2018, MAA completed renovation of 6,549 units under its redevelopment program, achieving average rental rate increases of 10.6% above non-renovated units.

Third Quarter Same Store Portfolio Operating Results
To ensure comparable reporting with prior periods, the Same Store Portfolio includes properties that were stabilized and owned by the company at the beginning of the previous year. Post Properties communities became eligible to enter the Same Store Portfolio on January 1, 2018.

The Same Store Portfolio revenue growth of 2.0% during the third quarter of 2018 was primarily a result of a 2.1% increase in Average Effective Rent per Unit, as compared to the same period in the prior year. Rent growth for both new and renewing leases, as compared to the prior lease, on a combined basis increased an average of 3.1% in the third quarter of 2018. Average Physical Occupancy for the Same Store Portfolio was strong at 96.0% for the third quarter of 2018, a slight decrease from the 96.1% in the same period in the prior year. Property operating expenses increased 2.3% for the third quarter of 2018, primarily driven by a 5.9% increase in real estate property taxes as compared to the same period in the prior year. This resulted in Same Store Portfolio NOI growth of 1.9% for the third quarter of 2018 as compared to the same period in the prior year.

A reconciliation of NOI, including Same Store NOI, to net income available for MAA common shareholders, and an expanded discussion of the components of NOI, can be found later in this release.

Acquisition and Disposition Activity
During the third quarter of 2018, MAA acquired 7,500 square feet of ground floor multi-tenant retail space located at MAA's Hue apartment community in Raleigh, North Carolina.

In October 2018, MAA acquired a 10 acre land parcel located in the Denver, Colorado market and is currently performing pre-development work with a development start expected in late 2019.

During the third quarter of 2018, MAA closed on the disposition of a seven acre land parcel located in the Atlanta, Georgia market for proceeds of $1.8 million, resulting in a net gain of $1.0 million on the sale of non-depreciable real estate assets.

Development and Lease-up Activity
As of the end of the third quarter of 2018, MAA had four development communities under construction, including one expansion project started during the quarter. Total development costs for the four communities are projected to be $148.0 million, of which an estimated $102.3 million remained to be funded as of the end of the third quarter. The expected average stabilized NOI yield on these communities is 6.3%. During the third quarter of 2018, MAA funded $12.9 million of construction costs on both current and completed development projects. MAA expects to complete one of the developments in the fourth quarter of 2018, two developments in the second half of 2019, and one development in the second half of 2020.

MAA had five apartment communities, containing a total of 1,657 units, remaining in initial lease-up as of the end of the third quarter of 2018: The Denton II, located in Kansas City, Missouri; Post Midtown, located in Atlanta, Georgia; Sync 36 I, located in Denver, Colorado; Post River North, located in Denver, Colorado; and Post Centennial Park, located in Atlanta, Georgia. Physical occupancy for the five lease-up projects averaged 66.9% at the end of the third quarter of 2018.

Redevelopment Activity
MAA continues its interior redevelopment program at select apartment communities throughout the portfolio. During the third quarter of 2018, MAA redeveloped a total of 2,529 units at an average cost of $5,999 per unit, bringing the total units renovated during the nine months ended September 30, 2018 to 6,549 at an average cost of $5,731 per unit, achieving average rental rate increases of 10.6% above non-renovated units. MAA expects a total of 7,500 to 8,500 units to be redeveloped in 2018.

Capital Expenditures
Recurring capital expenditures totaled $22.7 million for the third quarter of 2018, or approximately $0.19 per Share, as compared to $19.8 million, or $0.17 per Share, for the same period in 2017. These expenditures led to Adjusted Funds from Operations, or AFFO, of $1.31 per Share for the third quarter of 2018, compared to $1.33 per Share for the same period in 2017.

Redevelopment, revenue enhancing and other capital expenditures during the third quarter of 2018 were $30.6 million, as compared to $29.5 million for the same period in 2017. These expenditures led to Funds Available for Distribution, or FAD, of $124.0 million for the third quarter of 2018, compared to $126.9 million for the same period in 2017. Dividends and distributions paid on shares of common stock and noncontrolling interests during the third quarter of 2018 were $108.6 million, as compared to $102.5 million for the same period in 2017.

Recurring capital expenditures totaled $58.2 million for the nine months ended September 30, 2018, or approximately $0.49 per Share, as compared to $53.2 million, or $0.45 per Share, for the same period in 2017. These expenditures led to AFFO of $4.00 per Share for the nine months ended September 30, 2018, compared to $3.98 per Share for the same period in 2017.

Redevelopment, revenue enhancing and other capital expenditures during the nine months ended September 30, 2018 were $91.7 million, as compared to $72.7 million for the same period in 2017. These expenditures led to FAD of $379.8 million for the nine months ended September 30, 2018, compared to $396.5 million for the same period in 2017. Dividends and distributions paid on shares of common stock and noncontrolling interests during the nine months ended September 30, 2018 were $326.1 million, as compared to $307.4 million for the same period in 2017.

A reconciliation of FFO, AFFO and FAD to net income available for MAA common shareholders and an expanded discussion of the components of FFO, AFFO and FAD can be found later in this release.

Financing Activities
During the third quarter of 2018, MAA's primary operating partnership, Mid-America Apartments, L.P. (referred to as MAALP or the Operating Partnership), retired a $250.0 million unsecured term loan with Wells Fargo at maturity and retired a $50.0 million tranche of senior unsecured private placement notes at maturity using MAALP's unsecured revolving credit facility. As of September 30, 2018, MAA had approximately $674.3 million combined cash and available capacity under MAALP's unsecured revolving credit facility.

Balance Sheet
As of September 30, 2018:

•	Total debt to total assets (as defined in the covenants for the bonds issued by MAALP) was 32.5%, compared to 33.2% as of December 31, 2017;

•	Total debt outstanding was $4.5 billion at an average effective interest rate of 3.7%;

•	83.9% of total debt was fixed or hedged against rising interest rates for an average of 5.0 years; and

•	Unencumbered NOI was 85.3% of total NOI, as compared to 84.8% as of December 31, 2017.

Merger Related Activities and Other General and Administrative Expenses
Integration efforts associated with the merger of MAA and Post Properties continue to progress well and in line with the company's expectations. Activities surrounding the full integration of the operating, financial reporting and technology platforms of MAA and Post Properties have been substantially completed. In connection with the Post Properties merger, MAA incurred $1.9 million, or $0.02 per Share, and $8.5 million, or $0.07 per Share, of merger and integration costs during the third quarter of 2018 and the nine months ended September 30, 2018, respectively. Integration costs were primarily related to temporary systems, staffing, facilities and consulting costs necessary for the integration of the companies' business platforms. MAA expects to fully complete its integrations efforts during the fourth quarter of 2018 and such costs are considered in the 2018 guidance outlined below.

MAA continues to forecast expected synergies of approximately $20.0 million in gross overhead costs (combined general and administrative costs and property management expense savings) to be realized from the Post Properties merger. MAA continues to benefit from the anticipated additional opportunities and savings being gained from enhanced efficiencies due to increased portfolio scale, from reconciling various operating practices between the two companies, from significant redevelopment opportunities at a number of properties in the legacy Post Properties portfolio, and from an improved cost of capital due to increased strength and liquidity of the combined balance sheet.

As reported by the company in an 8-K filing on September 20, 2018, MAA is party to two class action lawsuits relating to late fee practices in the state of Texas. MAA's September 30, 2018 balance sheet reflects what the company believes to be appropriate legal reserves associated with the lawsuits and the company's plans to aggressively defend its Texas late fee practices which the company believes are in line with industry practices and in compliance with Texas law. In October 2018, the United States Court of Appeals for the Fifth Circuit agreed to conduct a review of MAA's arguments that the District Court should not have certified a class in either case.

99th Consecutive Quarterly Common Dividend Declared
MAA declared its 99th consecutive quarterly common dividend at an annual rate of $3.69 per common share, which was paid on October 31, 2018 to holders of record on October 15, 2018.

2018 Net Income per Diluted Common Share and FFO and AFFO per Share Guidance
MAA is narrowing the range of prior 2018 guidance for Net income per diluted common share, as well as FFO per Share, and AFFO per Share in order to reflect third quarter activity and revised expectations for the remainder of the year. FFO and AFFO are non-GAAP measures. Acquisition and disposition activity materially affects depreciation and capital gains or losses, which combined, generally represent the majority of the difference between Net income available for common shareholders and FFO. As outlined in the definitions of non-GAAP measures accompanying this release, MAA's definition of FFO is in accordance with the National Association of Real Estate Investment Trusts', or NAREIT, definition. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation expense of real estate assets and certain other non-routine items.

Net income per diluted common share is expected to be in the range of $1.87 to $1.99 per diluted common share for the full year of 2018. FFO per Share for the year is expected to be in the range of $5.99 to $6.11 per Share, or $6.05 per Share at the midpoint. MAA is reaffirming its existing full-year expectation for Same Store property revenue growth of 1.75% to 2.25%. The company now expects Same Store property operating expenses for the full-year to increase by 2.00% to 2.50%; the top half of the original full year range of 1.50% to 2.50%. As a result, Same Store NOI growth is expected to be 1.75% to 2.25%. Operating expense expectations are being impacted by an increase in estimated real estate tax expenses, along with the impact of additional operating expenses related to Hurricane Michael.

Supplemental Material and Conference Call
Supplemental data to this release can be found under the "Financial Results" navigation tab on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss third quarter results on Thursday, November 1, 2018, at 9:00 AM Central Time. The conference call-in number is 877-888-4291. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. MAA's filings with the Securities and Exchange Commission, or SEC, are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA, an S&P 500 company, is a real estate investment trust, or REIT, focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities in the Southeast, Southwest, and Mid-Atlantic regions of the United States. As of September 30, 2018, MAA had ownership interest in 101,441 apartment units, including communities currently in development, across 17 states and the District of Columbia. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6815 Poplar Ave., Suite 500, Germantown, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements about the anticipated benefits from the completed merger with Post Properties and statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities, operating performance and results and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry and sector;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of MAALP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	cyberliability or potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	legal proceedings relating to various issues, which, among other things, could result in a class action lawsuit;

•	compliance costs associated with laws requiring access for disabled persons;

•	other risks identified in this press release and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate.

New factors may also emerge from time to time that could have a material adverse effect on our business. Except as required by law, we undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this release.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Rental and other property revenues	$397,108	$384,550	$1,173,198	$1,146,249

Net income available for MAA common shareholders	$51,869	$113,787	$158,851	$202,163

Total NOI(1)	$242,368	$235,371	$725,324	$709,828

Earnings per common share:(2)
Basic	$0.46	$1.00	$1.40	$1.78
Diluted	$0.46	$1.00	$1.40	$1.78

Funds from operations per Share - diluted:(2)
FFO(1)	$1.50	$1.50	$4.49	$4.43
AFFO(1)	$1.31	$1.33	$4.00	$3.98

Dividends declared per common share	$0.9225	$0.8700	$2.7675	$2.6100

Dividends/ FFO (diluted) payout ratio	61.5%	58.0%	61.6%	58.9%
Dividends/ AFFO (diluted) payout ratio	70.4%	65.4%	69.2%	65.6%

Consolidated interest expense	$44,650	$39,940	$129,140	$115,005
Mark-to-market debt adjustment	2,815	3,422	8,667	12,060
Debt discount and debt issuance cost amortization	(1,467)	(1,377)	(4,351)	(4,024)
Capitalized interest	357	1,657	1,640	5,884
Total interest incurred	$46,355	$43,642	$135,096	$128,925

Amortization of principal on notes payable	$2,617	$2,948	$7,907	$8,956

(1) A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) NOI to Net income available for MAA common shareholders; and (ii) FFO and AFFO to Net income available for MAA common shareholders.
(2) See the "Share and Unit Data" section for additional information.

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except share price	As of
	September 30, 2018	December 31, 2017
Gross Assets(1)	$13,858,405	$13,566,990
Gross Real Estate Assets(1)	$13,681,598	$13,395,413
Total debt	$4,504,023	$4,502,057
Common shares and units outstanding	117,952,415	117,834,752
Share price	$100.18	$100.56
Book equity value	$6,441,161	$6,584,302
Market equity value	$11,816,473	$11,849,463
Net Debt/Recurring Adjusted EBITDAre (2)	4.98x	5.04x

(1) A reconciliation of Gross Assets to Total assets and Gross Real Estate Assets to Real estate assets, net, along with an expanded discussion of their components, can be found later in this release.
(2) Recurring Adjusted EBITDAre in this calculation represents the trailing twelve month period for each date presented. A reconciliation of the following items and an expanded discussion of their respective components can be found later in this release: (i) EBITDA, EBITDAre, Adjusted EBITDAre and Recurring Adjusted EBITDAre to Net income; and (ii) Net Debt to Unsecured notes payable and Secured notes payable.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Dollars in thousands, except per share data	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues:
Rental and other property revenues	$397,108	$384,550	$1,173,198	$1,146,249
Expenses:
Operating expense, excluding real estate taxes and insurance	97,703	96,582	279,831	275,688
Real estate taxes and insurance	57,037	52,597	168,043	160,733
Depreciation and amortization	124,549	117,928	368,218	374,285
Total property operating expenses	279,289	267,107	816,092	810,706
Property management expenses	11,303	10,281	35,579	32,007
General and administrative expenses	6,380	8,361	25,723	30,735
Merger and integration related expenses	1,878	4,130	8,503	14,498
Income before non-operating items	98,258	94,671	287,301	258,303
Interest expense	(44,650)	(39,940)	(129,140)	(115,005)
(Loss) gain on sale of depreciable real estate assets	(23)	58,844	(21)	59,045
Gain (loss) on sale of non-depreciable real estate assets	959	(6)	3,870	42
Other non-operating income	374	5,695	6,065	11,033
Income before income tax expense	54,918	119,264	168,075	213,418
Income tax expense	(616)	(641)	(1,826)	(1,910)
Income from continuing operations before real estate joint venture activity	54,302	118,623	166,249	211,508
Income from real estate joint venture	402	335	1,256	1,021
Net income	54,704	118,958	167,505	212,529
Net income attributable to noncontrolling interests	1,913	4,249	5,888	7,600
Net income available for shareholders	52,791	114,709	161,617	204,929
Dividends to MAA Series I preferred shareholders	922	922	2,766	2,766
Net income available for MAA common shareholders	$51,869	$113,787	$158,851	$202,163

Earnings per common share - basic:
Net income available for common shareholders	$0.46	$1.00	$1.40	$1.78

Earnings per common share - diluted:
Net income available for common shareholders	$0.46	$1.00	$1.40	$1.78

Dividends declared per common share	$0.9225	$0.8700	$2.7675	$2.6100

SHARE AND UNIT DATA
Shares and units in thousands	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net Income Shares (1)
Weighted average common shares - basic	113,671	113,434	113,620	113,392
Effect of dilutive securities	239	219	201	270
Weighted average common shares - diluted	113,910	113,653	113,821	113,662
Funds From Operations Shares And Units
Weighted average common shares and units - basic	117,795	117,643	117,768	117,607
Weighted average common shares and units - diluted	117,970	117,857	117,939	117,833
Period End Shares And Units
Common shares at September 30,	113,838	113,627	113,838	113,627
Operating Partnership units at September 30,	4,114	4,200	4,114	4,200
Total common shares and units at September 30,	117,952	117,827	117,952	117,827

(1)
For additional information on the calculation of diluted common shares and earnings per common share, please refer to the Notes to Condensed Consolidated Financial Statements in MAA's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018, expected to be filed with the SEC on or about November 1, 2018.

CONSOLIDATED BALANCE SHEETS (Unaudited)
Dollars in thousands
	September 30, 2018	December 31, 2017
Assets
Real estate assets:
Land	$1,868,828	$1,836,417
Buildings and improvements and other	11,636,424	11,281,504
Development and capital improvements in progress	53,739	116,833
	13,558,991	13,234,754
Less: Accumulated depreciation	(2,439,418)	(2,075,071)
	11,119,573	11,159,683
Undeveloped land	31,849	57,285
Investment in real estate joint venture	44,619	44,956
Real estate assets, net	11,196,041	11,261,924
Cash and cash equivalents	46,139	10,750
Restricted cash	33,261	78,117
Other assets	134,246	135,807
Assets held for sale	9,300	5,321
Total assets	$11,418,987	$11,491,919

Liabilities and equity
Liabilities:
Unsecured notes payable	$3,582,624	$3,525,765
Secured notes payable	921,399	976,292
Accrued expenses and other liabilities	473,803	405,560
Total liabilities	4,977,826	4,907,617
Redeemable common stock	9,607	10,408
Shareholders' equity:
Preferred stock	9	9
Common stock	1,136	1,134
Additional paid-in capital	7,135,479	7,121,112
Accumulated distributions in excess of net income	(940,773)	(784,500)
Accumulated other comprehensive income	11,556	2,157
Total MAA shareholders' equity	6,207,407	6,339,912
Noncontrolling interests - Operating Partnership units	221,841	231,676
Total Company's shareholders' equity	6,429,248	6,571,588
Noncontrolling interest - consolidated real estate entity	2,306	2,306
Total equity	6,431,554	6,573,894
Total liabilities and equity	$11,418,987	$11,491,919

RECONCILIATION OF FFO, AFFO AND FAD TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Amounts in thousands, except per share and unit data	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income available for MAA common shareholders	$51,869	$113,787	$158,851	$202,163
Depreciation and amortization of real estate assets	123,230	116,882	364,541	371,194
Loss (gain) on sale of depreciable real estate assets	23	(58,844)	21	(59,045)
Depreciation and amortization of real estate assets of real estate joint venture	154	148	443	449
Net income attributable to noncontrolling interests	1,913	4,249	5,888	7,600
Funds from operations attributable to the Company	177,189	176,222	529,744	522,361
Recurring capital expenditures	(22,658)	(19,847)	(58,217)	(53,168)
Adjusted funds from operations	154,531	156,375	471,527	469,193
Redevelopment and revenue enhancing capital expenditures	(25,964)	(25,047)	(67,583)	(60,256)
Other capital expenditures	(4,617)	(4,403)	(24,129)	(12,470)
Funds available for distribution	$123,950	$126,925	$379,815	$396,467

Dividends and distributions paid	$108,592	$102,506	$326,120	$307,440

Weighted average common shares - diluted	113,910	113,653	113,821	113,662
FFO weighted average common shares and units - diluted	117,970	117,857	117,939	117,833

Earnings per common share - diluted:
Net income available for common shareholders	$0.46	$1.00	$1.40	$1.78

Funds from operations per Share - diluted	$1.50	$1.50	$4.49	$4.43
Adjusted funds from operations per Share - diluted	$1.31	$1.33	$4.00	$3.98

RECONCILIATION OF NET OPERATING INCOME TO NET INCOME AVAILABLE FOR MAA COMMON SHAREHOLDERS
Dollars in thousands	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net Operating Income
Same Store NOI	$224,290	$224,200	$220,152	$673,840	$661,809
Non-Same Store NOI	18,078	17,143	15,219	51,484	48,019
Total NOI	242,368	241,343	235,371	725,324	709,828
Depreciation and amortization	(124,549)	(122,925)	(117,928)	(368,218)	(374,285)
Property management expenses	(11,303)	(11,396)	(10,281)	(35,579)	(32,007)
General and administrative expenses	(6,380)	(9,211)	(8,361)	(25,723)	(30,735)
Merger and integration expenses	(1,878)	(2,826)	(4,130)	(8,503)	(14,498)
Interest expense	(44,650)	(43,585)	(39,940)	(129,140)	(115,005)
(Loss) gain on sale of depreciable real estate assets	(23)	2	58,844	(21)	59,045
Gain (loss) on sale of non-depreciable real estate assets	959	2,761	(6)	3,870	42
Other non-operating income	374	8,032	5,695	6,065	11,033
Income tax expense	(616)	(570)	(641)	(1,826)	(1,910)
Income from real estate joint venture	402	356	335	1,256	1,021
Net income attributable to noncontrolling interests	(1,913)	(2,174)	(4,249)	(5,888)	(7,600)
Dividends to MAA Series I preferred shareholders	(922)	(922)	(922)	(2,766)	(2,766)
Net income available for MAA common shareholders	$51,869	$58,885	$113,787	$158,851	$202,163

RECONCILIATION OF EBITDA, EBITDAre, ADJUSTED EBITDAre AND RECURRING ADJUSTED EBITDAre TO NET INCOME
Dollars in thousands	Three Months Ended		Twelve Months Ended
	September 30,	September 30,	September 30,	December 31,
	2018	2017	2018	2017
Net income	$54,704	$118,958	$295,513	$340,536
Depreciation and amortization	124,549	117,928	487,641	493,708
Interest expense	44,650	39,940	168,887	154,751
Income tax expense	616	641	2,535	2,619
EBITDA	224,519	277,467	954,576	991,614
Loss (gain) on sale of depreciable real estate assets	23	(58,844)	(68,319)	(127,385)
Adjustments to reflect the Company's share of EBITDAre of unconsolidated affiliates	313	307	1,227	1,234
EBITDAre	224,855	218,930	887,484	865,463
Gain on debt extinguishment (1)	—	(828)	(248)	(3,196)
Net casualty gain and other settlement proceeds (1)	(841)	(565)	(1,524)	(114)
(Gain) loss on sale of non-depreciable assets	(959)	6	(3,849)	(21)
Adjusted EBITDAre	223,055	217,543	881,863	862,132
Merger and integration expenses	1,878	4,130	13,995	19,990
Recurring Adjusted EBITDAre	$224,933	$221,673	$895,858	$882,122

(1)	Included in Other non-operating income in the Consolidated Statements of Operations

RECONCILIATION OF NET DEBT TO UNSECURED NOTES PAYABLE AND SECURED NOTES PAYABLE
Dollars in thousands	As of
	September 30,	December 31,
	2018	2017
Unsecured notes payable	$3,582,624	$3,525,765
Secured notes payable	921,399	976,292
Total debt	4,504,023	4,502,057
Cash and cash equivalents	(46,139)	(10,750)
1031(b) exchange proceeds included in Restricted cash	—	(47,668)
Net Debt	$4,457,884	$4,443,639

RECONCILIATION OF GROSS ASSETS TO TOTAL ASSETS
Dollars in thousands	As of
	September 30,	December 31,
	2018	2017
Total assets	$11,418,987	$11,491,919
Accumulated depreciation	2,439,418	2,075,071
Gross Assets	$13,858,405	$13,566,990

RECONCILIATION OF GROSS REAL ESTATE ASSETS TO REAL ESTATE ASSETS, NET
Dollars in thousands	As of
	September 30,	December 31,
	2018	2017
Real estate assets, net	$11,196,041	$11,261,924
Accumulated depreciation	2,439,418	2,075,071
Cash and cash equivalents	46,139	10,750
1031(b) exchange proceeds included in Restricted cash	—	47,668
Gross Real Estate Assets	$13,681,598	$13,395,413

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAre
For purposes of calculations in this release, Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or Adjusted EBITDAre, is composed of EBITDAre adjusted for net gain or loss on non-depreciable asset sales, insurance and other settlement proceeds, and gain or loss on debt extinguishment. As an owner and operator of real estate, MAA considers Adjusted EBITDAre to be an important measure of performance from core operations because Adjusted EBITDAre does not include various income and expense items that are not indicative of operating performance. MAA's computation of Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Adjusted EBITDAre. Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Adjusted Funds From Operations (AFFO)
AFFO is composed of FFO less recurring capital expenditures. In order to better align the classification of capital expenditures with business goals, certain capital expenditures related to commercial properties have been reclassified out of recurring capital expenditures for comparative purposes. AFFO should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers AFFO to be an important measure of performance from operations because AFFO measures the ability to control revenues, expenses and recurring capital expenditures.

EBITDA
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization, or EBITDA, is composed of net income plus depreciation and amortization, interest expense, and income taxes. As an owner and operator of real estate, MAA considers EBITDA to be an important measure of performance from core operations because EBITDA does not include various expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

EBITDAre
For purposes of calculations in this release, Earnings Before Interest, Income Taxes, Depreciation and Amortization for real estate, or EBITDAre, is composed of EBITDA, as defined above, excluding the gain or loss on sale of depreciable asset sales and plus adjustments to reflect MAA's share of EBITDAre of unconsolidated affiliates. As an owner and operator of real estate, MAA considers EBITDAre to be an important measure of performance from core operations because EBITDAre does not include various expense items that are not indicative of operating performance. While MAA's definition of EBITDAre is in accordance with NAREIT's definition, it may differ from the methodology utilized by other companies to calculate EBITDAre. EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of financial performance.

Funds Available for Distribution (FAD)
FAD is composed of FFO less total capital expenditures, excluding development spending and property acquisitions. FAD should not be considered as an alternative to Net income available for MAA common shareholders. As an owner and operator of real estate, MAA considers FAD to be an important measure of performance from core operations because FAD measures the ability to control revenues, expenses and total capital expenditures.

Funds From Operations (FFO)
FFO represents net income available for MAA common shareholders (computed in accordance with GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation and amortization of real estate assets, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While MAA's definition of FFO is in accordance with the NAREIT's definition, it may differ from the methodology for calculating FFO utilized by other companies and, accordingly, may not be comparable to such other companies. FFO should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance. MAA believes that FFO is helpful in understanding operating performance in that FFO excludes depreciation and amortization of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross Assets
Gross Assets represents Total assets plus Accumulated depreciation and accumulated depreciation for Assets held for sale, which is included in "Assets held for sale" on the Consolidated Balance Sheets. MAA believes that Gross Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Gross Real Estate Assets
Gross Real Estate Assets represents Real estate assets, net plus Accumulated depreciation and accumulated depreciation for Assets held for sale, which is included in "Assets held for sale" on the Consolidated Balance Sheets, plus Cash and cash equivalents plus 1031(b) exchange proceeds included in "Restricted cash" on the Consolidated Balance Sheets. MAA believes that Gross Real Estate Assets can be used as a helpful tool in evaluating its balance sheet positions. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Net Debt
Net Debt represents Unsecured notes payable and Secured notes payable less Cash and cash equivalents and 1031(b) proceeds included in "Restricted cash" on the Consolidated Balance Sheets. MAA believes Net Debt is a helpful tool in evaluating its debt position.

Net Operating Income (NOI)
Net Operating Income represents Rental and other property revenues less Total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes NOI by market is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Recurring Adjusted EBITDAre
Recurring Adjusted EBITDAre represents Adjusted EBITDAre further adjusted to exclude certain items that are not considered part of MAA's core business operations such as acquisition and merger and integration expenses. MAA believes Recurring Adjusted EBITDAre is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. MAA's definition of Recurring Adjusted EBITDAre may differ from the methodology utilized by other companies to calculate Recurring Adjusted EBITDAre. Recurring Adjusted EBITDAre should not be considered as an alternative to Net income available for MAA common shareholders as an indicator of operating performance.

Same Store NOI
Same Store NOI represents total operating revenues less total property operating expenses, excluding depreciation, for all properties classified within the Same Store Portfolio during the period. Same Store NOI should not be considered as an alternative to Net income available for MAA common shareholders. MAA believes Same Store NOI is a helpful tool in evaluating the operating performance within MAA's markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

OTHER KEY DEFINITIONS

Average Effective Rent per Unit
Average Effective Rent per Unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average Physical Occupancy represents the average of the daily physical occupancy for the quarter.

OTHER KEY DEFINITIONS (CONTINUED)

Development Communities
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Communities portfolio.

Lease-up Communities
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Communities portfolio until stabilized. Communities are considered stabilized after achieving at least 90% occupancy for 90 days.

Non-Same Store Portfolio
Non-Same Store Portfolio includes recent acquisitions, communities that have been identified for disposition, and communities that have undergone a significant casualty loss.

Same Store Portfolio
MAA reviews its Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities are considered stabilized after achieving at least 90% occupancy for 90 days. Communities that have been approved by MAA's Board of Directors for disposition are excluded from the Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from the Same Store Portfolio.

Total Market Capitalization
Total Market Capitalization equals the number of shares of common stock plus units not held by MAA at period end multiplied by the closing stock price at period end, plus total debt outstanding.

Unencumbered NOI
Unencumbered NOI represents NOI generated by unencumbered assets (as defined in MAALP's bond covenants).

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com